SECURITIES  AND  EXCHANGE  COMMISSION
                     Washington,  D.C.  20549
==================================================================

                           FORM  8-A/A
      For  Registration  of  Certain  Classes  of  Securities
        Pursuant  to  Section  12(b)  or  12(g)  of  the
              Securities  Exchange  Act  of  1934
==================================================================

                      ABC-NACO  INC.
(Exact  name  of  registrant  as  specified  in  its  charter)

        Delaware                                 36-3498749
(State  or  other  jurisdiction  of          (I.R.S.  Employer
incorporation  or  organization)              Identification  No.)

               2001  Butterfield  Road,  Suite  502
                 Downers  Grove,  Illinois  60515
           (Address  of  principal  executive  offices)


Securities  to  be  registered  pursuant  to  Section  12(b)  of  the  Act:

Title  of each class to be so registered     Name of each exchange on which
                                             each  class  is  to  be  registered
None                                                     N/A

If  this  form  relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If  this  form  relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities  Act  registration  statement file number to which this form relates:

Securities  to  be  registered  pursuant  to  Section  12(g)  of  the  Act:

Preferred  Stock  Purchase  Rights
==================================
     (Title  of  Class)


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Item  1.     Description  of  Registrant's  Securities  to  be  Registered.

     On March 8, 2000 ABC-NACO Inc. (the "Company") entered into Amendment No. 3 to the Rights Agreement, dated as of September 29, 1995 (as amended by Amendment No. 1 thereto dated November 18, 1996 and Amendment No. 2 thereto dated September 18, 1998) (the "Rights Agreement") between the Company and LaSalle National Bank Association, as successor to LaSalle National Trust, N.A.(the "Rights Agent"). The Board of Directors of the Company approved the amendment on February 23, 2000.

     The Company adopted the amendment in connection with its sale of a series of its Preferred Stock to certain investors affiliated with Furman Selz (the "Investors") pursuant to a Preferred Stock Purchase Agreement dated as of February 18, 2000 by and among the Company and the Investors. The Company and the Investors desired that the Rights Agreement be inapplicable to certain future acquisitions of the Company's common stock by affiliates of the Investors solely in their capacity as a market-maker in the Company's securities in accordance with the rules of the National Association of Securities Dealers, Inc. Accordingly, the Company and the Rights Agent amended the definition of "Acquiring Person" in the Rights Agreement to exclude from such definition any person who becomes a beneficial owner of any additional common stock of the Company solely as a result of its market-making activities in the Company's securities undertaken solely in its capacity as a market-maker in accordance with the rules of the National Association of Securities Dealers, Inc. Pursuant to the amended definition, such person is not deemed an "Acquiring Person" until it becomes the beneficial owner of 25% or more of the Company's common stock and thereafter remains a beneficial owner of 25% or more of the Company's common stock.

Item  2.     Exhibits

     The  following  exhibit  is  filed  as  part  of  this  Form  8-A/A:

Exhibit  No.          Title
===========           =====
4.1 Amendment No. 3, dated as of March 8, 2000, to the Rights Agreement, dated as of September 29, 1995 (as amended by Amendment No. 1 thereto dated November 18, 1996 and
                       Amendment No. 2 thereto dated September 18, 1998), between ABC-NACO Inc. and LaSalle Bank National Associa-tion, as successor to LaSalle National Trust N.A., as Rights Agent.

                                  SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ABC-NACO  INC.

By:       /s/ James P. Singsank
          ==============================
Name:     James P. Singsank
Title:    Senior Vice President and Chief Financial Officer

Dated:    March  17,  2000

     EXHIBIT  INDEX

Exhibit  No.          Title
===========           =====
4.1 Amendment No. 3, dated as of March 8, 2000, to the Rights Agreement, dated as of September 29, 1995 (as amended by Amendment No. 1 thereto dated November 18, 1996 and
                       Amendment No. 2 thereto dated September 18, 1998), between ABC-NACO Inc. and LaSalle Bank National Associa-tion, as successor to LaSalle National Trust N.A., as Rights Agent.

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